Exhibit 99.1

NEWS RELEASE

Visa Inc. Funds Escrow Account

Transaction has the effect of a $1.1 billion Class B share repurchase

SAN FRANCISCO, CA, December 22, 2008 – Visa Inc. (NYSE:V) today reported that it has deposited $1.1 billion into the litigation escrow account previously established under the company’s retrospective responsibility plan (the “Plan”).

Under terms of the Plan, when Visa funds the litigation escrow its U.S. financial institutions, the sole holders of Class B shares, bear the expense via a reduction in their as-converted share count.

“This transaction not only adds the necessary funds to our litigation escrow, but effectively acts as a $1.1 billion Class B share repurchase program,” said Joseph Saunders, Visa’s chairman and chief executive officer. “It has always been our stated intent to return excess cash to our shareholders in the form of dividends and share repurchases. We are obviously pleased that our strong financial position and excess cash flow allows us to do this.”

The Plan was established at the time of Visa’s initial public offering. It provides coverage and a payment mechanism for judgments or settlements in specific U.S. legal cases, protecting Visa and its Class A and Class C shareholders from any direct losses.

The deposit of the funds into the escrow account reduces the conversion ratio applicable to Visa’s Class B common stock outstanding from 0.7143 per Class A share to 0.6296 per Class A share. On a converted basis, the 245,513,385 Class B shares currently outstanding are equal to 154,566,658 Class A shares of common stock.

The deposit of loss funds has the effect of a repurchase of 20,800,824 Class A common share equivalents from the Company’s Class B shareholders. The amount per share represents the volume weighted average price (VWAP) of the Company’s Class A common shares for the 15-day trading period December 1, 2008 to December 19, 2008.

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About Visa: Visa operates the world's largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys unsurpassed acceptance around the world and Visa/PLUS is one of the world's largest global ATM networks, offering cash access in local currency in more than 170 countries. For more information, visit www.corporate.visa.com

Contacts:

Jack Carsky or Victoria Hyde-Dunn, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Paul Cohen or Sandra Chu, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com